UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2016

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36273	46-3785773
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Rice Drive

Canonsburg, Pennsylvania 15317

(Address of Principal Executive Offices) (Zip Code)

(724) 271-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 16, 2016, Rice Energy Inc. (the “Company”) entered into the Eighth Amendment (the “Eighth Amendment”) to its Third Amended and Restated Credit Agreement, among the Company, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties thereto (the “Amended Credit Agreement”). The lenders under the Amended Credit Agreement completed their semi-annual redetermination of the borrowing base scheduled for May 2016 (which was originally scheduled for on or about April 1, 2016). Following the redetermination, the Company’s borrowing base increased from $750 million to $875 million. The Eighth Amendment also established aggregate elected commitment amounts, which are $750 million as of the Eighth Amendment effective date. The next redetermination of the borrowing base is scheduled for October 2016.

The foregoing description of the Eighth Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Eighth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Eighth Amendment is incorporated herein by reference.

Item 8.01	Other Events.

As previously announced, on April 12, 2016, Rice Energy Inc. (the “Company”) entered into a stalking horse asset purchase agreement with a subsidiary of Alpha Natural Resources, Inc. (“Alpha”) to acquire Marcellus and Utica assets in central Greene County, Pennsylvania for $200 million in cash, subject to purchase price adjustments (the “Alpha Acquisition”). On May 16, 2016, Alpha held an auction for the assets and a third party was the successful bidder with a bid of $339.5 million. In accordance with the bid protections approved by the bankruptcy court, the Company is entitled to a break-up fee and expense reimbursement in an aggregate amount of up to $3.5 million. Consummation of the acquisition is subject to bankruptcy court approval at a hearing that is currently scheduled for May 26, 2016.

On April 15, 2016, the Company completed a public offering of 29,858,891 shares of common stock resulting in net proceeds to the Company of approximately $312 million to fund the potential Alpha Acquisition and for general corporate purposes. In light of the outcome of the auction and upon completion of the offering, the Company has $1.5 billion of total liquidity. The Company intends to use the proceeds from the offering for general corporate purposes, which may include funding a portion of its 2017 capital budget.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Eighth Amendment to Third Amended and Restated Credit Agreement, dated as of May 16, 2016, among Rice Energy Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: May 16, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Eighth Amendment to Third Amended and Restated Credit Agreement, dated as of May 16, 2016, among Rice Energy Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.